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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[X]  Form 4 Transactions Reported

________________________________________________________________________________
1.   Name and Address of Reporting Person*

Carey                                   H.                 Augustus
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   (Last)                            (First)              (Middle)



1650 Butler Pike
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                                    (Street)

Ambler,                                PA                   19002
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   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

Carey Diversified LLC ("CDC")
________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

12/31/99
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)



________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [x]  Officer (give title below)           [_]  Other (specify below)

Senior Vice President Secretary
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                      2.                         (Instr. 3, 4 and 5)             Owned as End   Direct    Nature of
                                      Transaction   3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Date          Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     (Month/       Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            Day/Year)     (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
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Listed Shares                           2/18/98       W4                800       D
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Listed Shares                          11/30/99       P4              1,088       A     $13.79                  D
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Listed Shares                          12/31/99       G                100       A                               I       By trust
                                                                                                                       for daughter
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Listed Shares                          12/31/99       G                100       A                               I       By trust
                                                                                                                       for daughter
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Listed Shares                          12/31/99       G                100       A               9,716           I       By trust
                                                                                                                       for daughter
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)

                                                                          (Over)
                                                                 SEC 2270 (3/91)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)     (D)  cisable  Date     Title     Shares  5)       4)        4)       4)
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====================================================================================================================================

Explanation of Responses:




          /s/ H. Augustus Carey                                  2/9/00
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date



**   Intentional misstatements or omissions of Facts constitute Federal Criminal
Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


                                                                          Page 2
                                                                  SEC 2270(3/91)